SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 23, 2010

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BROOKLINE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23695	04-3402944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

160 Washington Street, Brookline, Massachusetts	02447-0469
(Address of principal executive offices)	(Zip Code)

(617) 730-3500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On December 23, 2010, Brookline Bancorp, Inc. (the “Company”) and Brookline Bank (the “Bank”) entered into a Retirement Agreement (the “Agreement”) with Charles H. Peck, Executive Vice President of the Company and the President and Senior Lending Officer of the Bank. Highlights of the Agreement are summarized in the following paragraphs.

Effective as of December 23, 2010 (the “Retirement Date”), Mr. Peck retired as an employee of the Company and the Bank and resigned from any and all other positions that he held with the Bank and any of the Bank’s affiliates, except as (a) a member of the Board of Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”), (b) a member of the Executive Committee of the Board and the Bank Board and (c) a member of the Loan Committee of the Board and the Bank Board.

As of the Retirement Date, all salary, bonus and any other employee compensation otherwise payable to Mr. Peck will cease and any benefits Mr. Peck has or might have under any Bank-provided employee benefit plans, programs or practices (including, but not limited to participation in group medical, dental and vision plans; short-term and long-term disability insurance; basic and executive life insurance; and participation in the employee assistance plan) will terminate, except as required by federal or state law, by the terms of the respective benefit plan, or as otherwise described in the Agreement. A 2004 Volvo S-8 automobile owned by the Bank will be transferred to Mr. Peck at no cost, other than necessary local taxes and registration fees.

The Agreement does not terminate Mr. Peck’s (a) vested rights to receive retirement benefits provided by the Bank’s qualified and nonqualified retirement plans, (b) rights with respect to vested options to purchase common stock of the Company and other equity awards granted to him that are outstanding as of the Retirement Date, pursuant to and subject to the terms of any and all applicable stock option plans and agreements, including any such terms and conditions with respect to any post-retirement exercise periods, or (c) rights to reimbursement for any outstanding, reasonable business expenses incurred by him prior to the Retirement Date.

Mr. Peck will remain on the Board and the Bank Board after the Retirement Date and will be entitled to all regular board fees payable to members of the Board (currently, such fees are approximately $53,000 per year.) Mr. Peck will also remain (a) a member of the Executive Committee of the Board and the Bank Board and (b) a member of the Management Loan Committee of the Board and the Bank Board. Mr. Peck shall devote approximately 12 hours per week to the performance of such Board and Bank Board duties and responsibilities.

On October 6, 2010, the Company granted to Mr. Peck 6,000 restricted shares of the Company’s common stock. The shares will vest on October 12, 2012 provided that Mr. Peck continues to render services as a member of the Board on that date.

For a one-year period beginning on the day following the Retirement Date (the “Consulting Period”), Mr. Peck shall be available to consult with the Chief Executive Officer and other designated senior officers of the Bank and the Company as requested by such officers from time to time (the “Consulting Services”). It is anticipated that the Executive shall devote approximately four hours per week to the performance of the Consulting Services. In consideration for such Consulting Services, Mr. Peck will receive a monthly consulting fee of $4,000.

It is expected that Mr. Peck will perform the Consulting Services at a level that does not exceed 20 percent of the average level of bona fide services performed by him for the Company and/or the Bank during the 36-month period prior to the Retirement Date. Therefore, a “Separation of Service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”)) is deemed to have occurred on the Retirement Date. Accordingly, Mr. Peck is entitled to receive the retirement benefits provided (a) under the Supplemental Retirement Agreement, dated as of February 28, 1995, as amended, between the Bank and Mr. Peck (the “SERP”) and Mr. Peck’s elections thereunder and (b) under the 2005 Supplemental Retirement Agreement, dated as of January 1, 2005 between the Bank and Mr. Peck (the “2005 SERP”). As allowed under the Code, Mr. Peck received a lump sum payment of $1,041,142, net of applicable taxes, on December 23, 2010 representing benefits fully earned and vested under the SERP as of December 31, 2004. On the first day of the month following the six month anniversary of his Separation of Service, in accordance with the terms of the 2005 SERP, Mr. Peck will be entitled to receive a lump sum payment of $329,327, net of applicable taxes.

In consideration of the fees paid for Consulting Services, Mr. Peck agrees to comply with the non-competition and non-solicitation provisions of the SERP and the 2005 SERP during the Consulting Period. The Consulting Period shall terminate immediately upon the death of Mr. Peck. The parties may terminate the Consulting Period and the Consulting Services at any time, and for any reason or no reason, upon 30 days prior written notice to the other party. The parties may agree to extend the Consulting Period for additional one-year periods upon mutually acceptable terms in connection with the expiration of the Consulting Period.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished as part of this report.

Exhibit No.	Description

10.11	Retirement Agreement by and between Brookline Bancorp, Inc., Brookline Bank and Mr. Charles H. Peck dated December 23, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLINE BANCORP, INC.

Date:	December 27, 2010	By:	/s/ Paul R. Bechet
Paul R. Bechet
Senior Vice President and Chief Financial Officer